Exhibit F-1(a)(i)







                                                  November 29, 1995




          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C. 20549

                    Re:  Jersey Central Power & Light Company
                         Metropolitan Edison Company
                         Pennsylvania Electric Company
                         SEC File No. 70-7862

          Ladies and Gentlemen:

                    We refer to our opinion, dated October 13, 1995, filed as Exhibit F-1(a) to Post-Effective Amendment No. 2 to the Application on Form U-1, dated July 15, 1995, under the Public Utility Holding Company Act of 1935 (the "Act"), filed by Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec") (collectively, the "GPU Companies"), subsidiaries of General Public Utilities Corporation ("GPU"), which has been docketed in SEC File No. 70-7862. (The Application, as so amended, is hereinafter referred to as the "Application".)

                    The Application contemplated, among other things, that the GPU Companies would amend and/or restate their existing lease agreements with lessor fuel corporations (as so amended, the "Lease Agreements") to provide for the future acquisition and leasing of Nuclear Material for use at Oyster Creek nuclear generating station ("Oyster Creek") and the Three Mile Island Unit 1 nuclear generating station ("TMI-1"). JCP&L owns 100% of Oyster Creek and the GPU Companies jointly own TMI-1 in the following percentages: JCP&L - 25%; Met-Ed - 50%; and Penelec - 25%. The initial terms of the Oyster Creek and TMI-1 Lease Agreements will be for three years, subject to annual renewal upon the satisfaction of certain conditions. The total amount of acquisition costs for nuclear fuel, assemblies and component parts ("Nuclear Material") which may be outstanding at any one time under the Lease Agreements may not exceed $100 million in the case of the Oyster Creek Lease Agreement and $110 million in the case of the TMI-1 Lease Agreements. The fuel lessors would establish a new credit facility with Union Bank of Switzerland, New York Branch, to provide financing for the acquisition of Nuclear Material for Oyster Creek and TMI-1.





          Securities and Exchange Commission
          November 29, 1995
          Page 2



                    In addition to the matters recited in our aforesaid opinion, dated October 13, 1995, we have examined signed copies of the Commission's Supplemental Orders, dated October 25 and October 27, 1995, permitting the Application, as then amended, to become effective forthwith. We also attended the closing on November 17, 1995 of the transactions contemplated by the Application and examined the various instruments, agreements and other documents executed and delivered at the closing.

                    In addition, we have examined a copy of the Certificate Pursuant to Rule 24 of Completion of Transactions, with which this opinion is being filed as an exhibit, certifying as to the completion of the transactions contemplated by the Application. We have also examined such other instruments, agreements and other documents and made such further investigation as we have deemed necessary as a basis for this opinion.

                    We have been counsel to GPU, a Pennsylvania corpora-tion, for many years. In such capacity, and as counsel to GPU's subsidiaries, we have participated in various proceedings relating to GPU and we are familiar with the terms of the outstanding securities of the General Public Utilities holding company system.

                    With respect to all matters of New Jersey law, we have relied upon the opinion of Richard S. Cohen, Esq., filed as Exhibit F-2(a)(i) to the aforesaid Rule 24 Certificate. With respect to matters of Pennsylvania law, insofar as it applies to the transactions contemplated by Met-Ed, we have relied upon the opinion of Ryan, Russell, Ogden & Seltzer which is being filed as Exhibit F-3(a)(i) to such Rule 24 Certificate. As to all other matters of Pennsylvania law, we have relied upon the opinion of Ballard Spahr Andrews & Ingersoll which is being filed as Exhibit F-4(a)(i) to such Rule 24 Certificate.

                    Based upon the foregoing, we are of the opinion that,

                         (a) all State laws applicable to the pro-posed transactions have been complied with;

                         (b) the Lease Agreements are valid and binding obligations of the GPU Companies which are parties thereto in accordance with their respec-tive terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance,
                    moratorium  and  other   similar  laws   affecting
                    creditors' rights generally  and the Atomic Energy
                    Act of 1954, as amended, and the regulations thereunder and general principles of equity; and





          Securities and Exchange Commission
          November 29, 1995
          Page 3


                         (c) the consummation of the transactions proposed in the Application did not violate the legal rights of the holders of any securities issued by any of the GPU Companies or any "asso-ciate company" thereof, as defined in the Act.

                    We hereby consent to the filing of this opinion as an exhibit to the aforesaid Certificate Pursuant to Rule 24 and in any proceedings before the Commission that may be held in connection therewith.

                                            Very truly yours,



                                            BERLACK, ISRAELS & LIBERMAN LLP